Exhibit 2.1

Description of Securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of December 31, 2020, Versus Systems Inc. had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended – its common shares, no par value (the “Common Shares”) and its warrants (the “Warrants”). References herein to “we,” “us,” “our” and “Company” refer to Versus Systems Inc.

The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Memorandum and Articles of Association, which we refer to as our Memorandum and Articles, and the Form of Warrant, which are incorporated by reference as a exhibits to this Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to read our Memorandum and Articles, the Form of Warrant and the applicable provisions of British Columbia law for additional information.

Common Shares

The holders of our common shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our common shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. There are no preemptive, redemption, purchase or conversion rights attaching to our common shares. There are no sinking fund provisions applicable to our common shares. The common shares offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Under the British Columbia Business Corporations Act (the “BCBCA”) and our articles, certain changes to our authorized share structure and the change of our name maybe approved by a resolution of the directors our company. Under the BCBCA and our articles, certain extraordinary company alterations, such as to continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business), liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Alteration of Authorized Share Structure

Subject the Articles and the BCBCA, the Company may by directors’ resolution:

1.	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

2.	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;
3.	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;
4.	if the Company is authorized to issue shares of a class of shares with par value:
a.	decrease the par value of those shares; or
b.	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;
5.	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;
6.	alter the identifying name of any of its shares; or
7.	otherwise alter its shares or authorized share structure when required or permitted to do so by the BCBCA;

and, if applicable, alter its Notice of Articles and, if applicable, its Articles, accordingly.

Subject to the BCBCA, the Company may by special resolution:

1.	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or
2.	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two thirds of the votes cast on the resolution.

Unit A Warrants

Each Unit A Warrant entitles the holder to purchase one of the Company’s common shares at a public offering price of $7.50 per unit. As of April 27, 2021, there are 1,687,341 Unit A Warrants outstanding.

Exercisability. The Unit A Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Unit A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to the exercise (or, upon election by a holder prior to the issuance of any Unit A Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the Unit A Warrants.

Cashless Exercise. In the event that a registration statement covering common shares underlying the Unit A Warrants, is not available for the issuance of such common shares underlying the Unit A Warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common shares underlying the Unit A Warrants.

Certain Adjustments. The exercise price and the number of common shares purchasable upon the exercise of the Unit A Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common shares.

Transferability. Subject to applicable laws, the Unit A Warrants may be transferred at the option of the holders upon surrender of the Unit A Warrants to our warrant agent together with the appropriate instruments of transfer.

Exchange Listing. The Unit A Warrants have been approved for listing on The Nasdaq Capital Market under the symbol “VSSYW”. No assurance can be given that a trading market will develop.

Warrant Agent. The Unit A Warrants will be issued in registered form under a warrant agent agreement between Computershare, as warrant agent, and us.

Fundamental Transactions. If, at any time while the Unit A Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common shares are permitted to sell, tender or exchange their common shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding common shares, (4) we effect any reclassification or recapitalization of our common shares or any compulsory share exchange pursuant to which our common shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common shares, each a “Fundamental Transaction,” then upon any subsequent exercise of the Unit A Warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the Unit A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation. A holder’s exercise shall be limited to 4.99% of our outstanding common shares (or, upon election by a holder prior to the issuance of any Unit A Warrants, 9.99%) of the number of the common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise. The holder, upon notice to us, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of the common shares outstanding immediately after giving effect to the issuance of common shares upon exercise of the warrant held by the holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law. The Unit A Warrants and the warrant agency agreement are governed by New York law.

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